Exhibit 99.1

     Journal Register Company Announces Quarterly Cash Dividend,
 Amends By-Laws to Establish Majority Vote Standard for Director Elections


    YARDLEY, Pa.--(BUSINESS WIRE)--Feb. 8, 2007--Journal Register Company (NYSE:JRC) today announced that its Board of Directors approved a cash dividend of $0.02 per share of Common Stock. The dividend will be payable on April 10, 2007 to shareholders of record on March 5, 2007.

    Separately, the Board amended the Company's by-laws establishing a majority vote standard for the election of Directors. This new standard will ensure an even higher level of accountability to shareholders and demonstrates the Company's commitment to corporate governance best practices.

    Each Director will now be required to receive a majority of the votes cast in an election. In contested elections (where there are more nominees than Directors to be elected), the plurality vote standard will continue to be used and the candidate receiving the most votes would be elected.

    About Journal Register Company

    Journal Register Company is a leading U.S. media company. Journal Register Company owns 24 daily newspapers and 353 non-daily publications. Journal Register Company currently operates 229 individual Web sites that are affiliated with the Company's daily newspapers, non-daily publications and its network of employment Web sites. These Web sites can be accessed at www.journalregister.com. All of the Company's operations are strategically clustered in seven geographic areas: Greater Philadelphia; Michigan; Connecticut; Greater Cleveland; New England; and the Capital-Saratoga and Mid-Hudson regions of New York. The Company owns JobsInTheUS, a network of 19 premier employment Web sites.

    CONTACT: Journal Register Company
             Ricardo A. Venegas
             Treasurer
             215-504-4200